CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

343855

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE

I HEREBY CERTIFY THAT

KAITONE HOLDINGS LTD.

HAS THIS DAY CHANGED ITS NAME TO THE NAME

CONSOLIDATED KAITONE HOLDINGS LTD.

GIVEN, UNDER MY HAND AND SEAL OF OFFICE
AT VICTORIA, BRITISH COLUMBIA
THIS 3RD DAY OF SEPTEMBER, 1991

DAVID W. BOYD
REGISTRAR OF COMPANIES